Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 and S-8 (Nos. 333-285464 and 333-279894) of Autonomix Medical, Inc. of our report dated May 29, 2025, with respect to the financial statements of Autonomix Medical, Inc. included in this Annual Report on Form 10-K for the year ended March 31, 2025. Our report contains an explanatory paragraph describing conditions that raise substantial doubt about Autonomix Medical, Inc.’s ability to continue as a going concern as described Note 1 to the financial statements.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

May 29, 2025